Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Financial Results for the Third Quarter of Fiscal 2014

SG&A Expenses Decrease by 37% from the Year-Ago Quarter and by 3% Sequentially
Backlog Stands at $22.1 Million Compared to $16.4 Million as of March 31, 2013

Center Valley, PA – February 12, 2014 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results for the third quarter and first nine month period of fiscal year 2014, the periods ended December 31, 2013.

Financial Summary

•
Third quarter fiscal 2014 sales were $5.2 million, reflecting a decrease of 29% from $7.3 million reported for the third quarter last year and essentially flat compared sequentially to the second fiscal quarter

•
Selling, general and administrative expenses for the third quarter of fiscal 2014 decreased by 37% or $0.9 million to $1.4 million from $2.3 million in the same quarter last year.  Sequentially, SG&A expenses decreased by 3% from $1.5 million for the quarter ended September 30, 2013

•
Net loss for the third quarter of fiscal 2014 was ($0.8) million compared to a net loss of approximately ($0.5) million in third quarter of last year  and unchanged compared sequentially to the second  fiscal quarter

•	Sales for the first nine months of fiscal 2014 were $17.5 million reflecting a decrease of $5.1 million or 22% compared to $22.5 million for the first nine months of the prior year
•	Selling, general and administrative expenses for the first nine months of fiscal 2014 decreased by 25% or $1.5 million to $4.7 million from $6.2 million in the same period last year.
•	Net loss for the first nine months of fiscal 2014 was ($3.0) million compared to a net loss of ($1.3) million for the comparable nine month period of the prior fiscal year.

Leonard Anthony, TechPrecision's Executive Chairman, commented, “In December, we announced that Mevion Systems' innovative proton beam device initiated first patient treatment at the Siteman Cancer Center in St. Louis. We expect that this important clinical milestone will result in  TechPrecision receiving higher order volumes from Mevion Systems during fiscal 2015 and beyond as Mevion and its customers move forward with the completion of 10 additional proton centers under development as well as other orders Mevion has within its backlog. As we progress through our fourth quarter of fiscal 2014 and first quarter of fiscal 2015, we anticipate achieving greater production volumes at our Ranor facility which, coupled with our aggressive cost control initiatives, should facilitate the Company's return to profitability. Ramping our Ranor division to higher production levels and refinancing our existing credit facilities are essential near term catalysts for positioning the Company for stability and profitability in fiscal 2015 and beyond.”

Third Quarter 2014 Results

For the three months ended December 31, 2013, sales decreased 29% or $2.1 million to $5.2 million from $7.3 million in the year-ago period and were essentially unchanged compared sequentially to the quarter ended September 30, 2013. Gross margin was 15%, or $0.8 million gross profit, in the third fiscal quarter of 2014 compared to a gross margin of 26%, or $1.9 million gross profit, in the same period last year. This sequentially compares with a gross profit of $0.7 million and 14% gross margin for the quarter ended September 30, 2013. Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period.  Selling, general and administrative expenses for the quarter ended December 31, 2013 were $1.4 million as compared to $2.3 million for the quarter ended December 31, 2012.  Sequentially, selling general and administrative costs were 3% or approximately $50,000 lower than selling, general and administrative expense reported for the quarter ended September 30, 2013.

Net loss was ($0.8) million or ($0.04) per basic and fully diluted share for the quarter ended December 31, 2013 as compared to a net loss of ($0.5) million or ($0.03) per basic and fully diluted share for the quarter ended December 31, 2012 and compared sequentially to a net loss of ($0.8) million or ($0.04) per basic and fully diluted share for the quarter ended September 30, 2013.

Nine Months Year-to-Date Financial Results

For the nine months ended December 31, 2013, sales decreased $5.1 million or 22% to $17.5 million from $22.5 million for the same period last year.   Sales from the Company’s China subsidiary were $0.2 million during the first nine months of fiscal 2014 compared with $2.9 million for the first nine months of last year. Gross margin for the first nine months of fiscal 2014 was $1.9 million or 11% compared to gross margin of $4.9 million or 22% for the comparable nine month period last year.  Gross profit for the nine months ended December 31, 2013 was lower due contract losses of $1.8 million recognized during the period and unfavorable overhead absorption caused by lower production volume at our US facility. Selling, general and administrative expenses for first nine months of fiscal 2014 were $4.7 million as compared to $6.2 million for the comparable period in fiscal 2013, reflecting a decrease of $1.5 million or 25% over the previous year. Net loss was ($3.0) million or ($0.15) per share basic and fully diluted for the year-to-date period as compared to a net loss of ($1.3) million or ($0.07) per share basic and fully diluted share for the same nine month period last year.

The Company completed the third quarter of fiscal 2014 with a backlog of $22.1 million compared to a backlog of $16.4 million at March 31, 2013 and $21.9 million at December 31, 2012.  The Company’s backlog at December 31, 2012 included $1.9 million of orders for production from its China subsidiary while its backlog at December 31, 2013 included only $0.8 million for production from its China subsidiary.

Balance Sheet

At December 31, 2013, TechPrecision had working capital of $1.1 million as compared with working capital of $3.1 million at March 31, 2013, a decrease of $2.0 million. Cash provided by operations was $1.8  million for the nine months ended December 31, 2013 as compared to cash provided by operations of $0.7 million for the nine months ended December 31, 2012. Cash used in financing activities for the periods ended December 31, 2013 and 2012 was $1.1 million for both periods.  As of December 31, 2013, the Company had $3.7 million in cash and cash equivalents, which is $0.6 million higher than the $3.1 million balance reported at March 31, 2013. Stockholders’ equity decreased 25% to $7.5 million compared to $10.1 million at March 31, 2013.

“We generated cash during the quarter, and reached an agreement with our lender which we believe will provide us the time to secure a longer-term financing agreement,” added Richard Fitzgerald, Chief Financial Officer of TechPrecision.  “It is worth noting that in addition to the $3.7 million in cash and cash equivalents at December 31, 2013 the Company also had $840,000 of restricted cash on deposit with its lender at December 31, 2013 and this restricted cash was utilized to retire certain debt obligations on January 16, 2014 when the Forbearance Agreement was executed with our primary lender.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on February 12, 2014. To participate in the live conference call, please dial 1-877-941-4774 five to 10 minutes prior to the scheduled conference call time.  International callers should dial 1-480-629-9760. When prompted by the operator, mention Conference Passcode 4667628.

A replay will be available for one week starting on Wednesday, February 12, 2014, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4667628.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=107808 .

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern,  our ability to change the composition of our sales and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)

	December 31, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,746,912	$3,075,376
Accounts receivable, less allowance for doubtful accounts of $25,010 for both years	2,404,059	4,330,637
Costs incurred on uncompleted contracts, in excess of progress billings	3,350,548	4,298,293
Inventories- raw materials	352,377	354,516
Income taxes receivable	374,030	374,030
Current deferred taxes	255,765	255,765
Other current assets	1,675,030	1,578,484
Total current assets	12,158,721	14,267,101
Property, plant and equipment, net	6,693,420	7,300,248
Total assets	$18,852,141	$21,567,349
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,022,622	$2,537,060
Contract loss provision	524,850	270,172
Accrued expenses	638,006	1,604,752
Accrued taxes payable	232,624	232,624
Deferred revenues	3,392,171	253,813
Short-term debt	--	500,000
Current maturity of long-term debt	5,197,236	5,784,479
Total current liabilities	11,007,509	11,182,900
Long-term debt, including capital leases	40,822	31,108
Noncurrent deferred taxes	255,765	255,765

Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with 4,232,508 and 5,532,998 shares issued and outstanding at December 31, 2013 and March 31, 2013, respectively
(liquidation preference: $1,206,265 and $1,576,904 at December 31, 2013 and March 31, 2013)	1,026,699	1,310,206
Common stock -par value $.0001 per share, authorized, 90,000,000 shares; issued and outstanding:
21,656,871 and 19,956,871 shares at December 31, 2013 and March 31, 2013, respectively	2,166	1,996
Additional paid in capital	5,645,687	5,076,552
Accumulated other comprehensive loss	(56,492)	(221,418)
Retained earnings	929,985	3,930,240
Total stockholders’ equity	7,548,045	10,097,576
Total liabilities and stockholders’ equity	$18,852,141	$21,567,349

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
	2013	2012	2013	2012
Net sales	$5,167,374	$7,293,877	$17,459,861	$22,518,168
Cost of sales	4,394,703	5,409,770	15,539,675	17,590,257
Gross profit	772,671	1,884,107	1,920,186	4,927,911
Selling, general and administrative	1,434,151	2,293,810	4,688,720	6,218,409
Loss from operations	(661,480)	(409,703)	(2,768,534)	(1,290,498)
Other expense, net	(16,017)	(29,095)	(16,584)	(26,585)
Interest expense	(80,802)	(64,919)	(218,575)	(219,403)
Interest income	619	1,454	3,438	4,335
Total other expense, net	(96,200)	(92,560)	(231,721)	(241,653)
Loss before income taxes	(757,680)	(502,263)	(3,000,255)	(1,532,151)
Income tax expense (benefit)	--	43,224	--	(235,375)
Net loss	$(757,680)	$(545,487)	$(3,000,255)	$(1,296,776)
Net loss per share (basic and diluted)	$(0.04)	$(0.03)	$(0.15)	$(0.07)
Weighted average number of shares outstanding (basic and diluted)	20,269,795	19,089,289	20,061,558	18,773,080

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,000,255)	$(1,296,776)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	722,525	624,763
Stock based compensation expense	285,798	448,608
Deferred income taxes	--	103,760
Provision for contract losses	254,678	20,000
Loss on sale of equipment	882	--
Changes in operating assets and liabilities:
Accounts receivable	1,930,882	1,409,395
Costs incurred on uncompleted contracts, in excess of progress billings	947,745	(991,660)
Inventories – raw materials	4,075	(100,916)
Other current assets	(136,473)	(225,459)
Taxes receivable	--	324,764
Other noncurrent assets	--	141,039
Accounts payable	(1,522,311)	1,086,040
Accrued expenses	(801,873)	(1,015,630)
Deferred revenues	3,137,815	122,579
Net cash provided by operating activities	1,823,488	650,507
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(54,343)	(395,367)
Net cash used in investing activities	(54,343)	(395,367)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(1,098,979)	(1,065,558)
Net cash used in financing activities	(1,098,979)	(1,065,558)
Effect of exchange rate on cash and cash equivalents	1,370	554
Net increase (decrease) in cash and cash equivalents	671,536	(809,864)
Cash and cash equivalents, beginning of period	3,075,376	2,823,485
Cash and cash equivalents, end of period	$3,746,912	$2,013,621

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